EXHIBIT 23.7


                     CONSENT OF FIRST SECURITY VAN KASPER

     We consent to inclusion of our opinion dated February 24, 2000 as Annex B in the Proxy Statement/Prospectus of Quintus Corporation and Mustang.com, Inc.

     By giving Mustang.com, Inc. our opinion or by giving this consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term expert as used in
Section 11 of the Securities Act, or the rules and regulations promulgated thereunder bu the Securities and Exchange Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

March 23, 2000
San Francisco, California


                                        /s/ FIRST SECURITY VAN KASPER

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